COHEN & STEERS REAL ESTATE SECURITIES FUND, INC.

ARTICLES SUPPLEMENTARY

Cohen & Steers Real Estate Securities Fund, Inc., a Maryland corporation (the “Corporation”) registered as an open-end management investment company under the Investment Company Act of 1940, as amended, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The aggregate number of shares of common stock, par value one-tenth of one cent ($.001) per share (the “Common Stock”), that the Corporation has authority to issue is hereby increased by one hundred million (100,000,000) shares of Common Stock, of which fifty million are classified as additional shares of Class F Common Stock and fifty million are classified as additional shares of Class Z Common Stock.

SECOND: The shares of Class F Common Stock and Class Z Common Stock classified as set forth in Article FIRST hereof shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of shares of Class F Common Stock and Class Z Common Stock as set forth in the charter of the Corporation.

THIRD: Immediately before the increase and classification of shares as set forth in Article FIRST hereof, the Corporation was authorized to issue nine hundred million (900,000,000) shares of stock, all of which are shares of Common Stock, having an aggregate par value of nine hundred thousand dollars ($900,000), classified in six classes as follows:

CLASS	SHARES

Class A Common Stock	100,000,000
Class C Common Stock	50,000,000
Class F Common Stock	50,000,000
Class I Common Stock	550,000,000
Class R Common Stock	50,000,000
Class Z Common Stock	100,000,000

FOURTH: As hereby increased and classified, the total number of shares of stock which the Corporation has authority to issue is one billion (1,000,000,000) shares of stock, all of which are shares of Common Stock, par

Exhibit (a)(ix)

value one-tenth of one cent ($.001) per share, having an aggregate par value of one million dollars ($1,000,000), classified in six classes as follows:

CLASS	SHARES

Class A Common Stock	100,000,000
Class C Common Stock	50,000,000
Class F Common Stock	100,000,000
Class I Common Stock	550,000,000
Class R Common Stock	50,000,000
Class Z Common Stock	150,000,000

FIFTH: The Board of Directors of the Corporation increased the total number of shares of stock that the Corporation has authority to issue pursuant to Section 2-105(c) of the Maryland General Corporation Law and classified the additional shares as Class F Common Stock and Class Z Common Stock under the authority contained in the charter of the Corporation.

SIXTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officers knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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Exhibit (a)(ix)

IN WITNESS WHEREOF, Cohen & Steers Real Estate Securities Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and witnessed by its Secretary as of June 14, 2022.

WITNESS:	COHEN & STEERS REAL ESTATE SECURITIES FUND, INC.

/s/ Dana A. DeVivo	/s/ James Giallanza
Dana A. DeVivo	James Giallanza
Secretary and Chief Legal Officer	President and Chief Executive Officer